Exhibit (4)(c)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 27, 2019, between Crescent Reincorporation Sub, Inc., a Maryland corporation (the “Surviving Entity”), and Crescent Capital BDC, Inc., a Delaware corporation (the “Merging Entity”).

RECITALS

WHEREAS, the Surviving Entity is a wholly owned subsidiary of the Merging Entity;

WHEREAS, the Board of Directors of the Merging Entity and the Board of Directors of the Surviving Entity each have determined that a merger of the Merging Entity with and into the Surviving Entity is in the best interests of their respective corporations and stockholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby adopt the plan of reorganization encompassed by this agreement and agree as follows:

ARTICLE 1

1.    The Merger.

1.1    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Merging Entity shall be merged with and into the Surviving Entity in accordance with this Agreement and the separate corporate existence of the Merging Entity shall thereupon cease (the “Merger”). The Surviving Entity shall be the surviving entity in the Merger. The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the “MGCL”) and Section 259 of the Delaware General Corporation (the “DGCL”).

1.2    The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date or place as the Merging Entity and the Surviving Entity may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3    Effective Time. If all the conditions to the Merger set forth in Article 5 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 6, the parties hereto shall cause Articles of Merger relating to the Merger (the “Articles of Merger”) and a Certificate of Ownership and Merger relating to the Merger (the “Certificate of Merger”) to be properly executed, verified and delivered for filing in accordance with the MGCL and the DGCL on the Closing Date. The Merger shall become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL or the filing of the Certificate of Merger with the Secretary of State of Delaware (the “Delaware Secretary”) in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with applicable law as the effective time of the Merger (the “Effective Time”).

ARTICLE 2

2.    Name, Charter and Bylaws of the Surviving Entity.

2.1    Name of the Surviving Entity. The name of the Surviving Entity shall be “Crescent Capital BDC, Inc.”

2.2    Charter. The charter of the Surviving Entity shall be substantially in the form attached hereto as Exhibit A (the “Surviving Entity Charter”) until duly amended in accordance with applicable law.

2.3    Bylaws. The Bylaws of the Surviving Entity immediately prior to the Effective Time (the “Surviving Entity Bylaws”) shall be the Bylaws of the Surviving Entity as of the Effective Time until duly amended in accordance with applicable law.

ARTICLE 3

3.    Directors and Officers of the Surviving Entity.

3.1    Directors. The directors of the Merging Entity immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time.

3.2    Officers. The officers of the Merging Entity immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time.

ARTICLE 4

4.    Effect of Merger on Shares of Stock.

4.1    Effect of Merger on Shares of Stock of the Merging Entity. At the Effective Time, each issued and outstanding share of common stock, par value $0.001 per share, of the Merging Entity (“Merging Entity Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without an exchange of certificates or any action on the part of the holder thereof, be converted into one issued and outstanding share of common stock, par value $0.001 per share, of the Surviving Entity (“Surviving Entity Common Stock”).

4.2    Effect of Merger on Shares of Stock of the Surviving Entity. At the Effective Time, each issued and outstanding share of Surviving Entity Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without any conversion thereof and no payment or distribution of any consideration shall be made with respect thereto.

4.3    Stock Certificates. Upon and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Merging Entity Common Stock will be deemed for all purposes to evidence ownership of and to represent the shares of Surviving Entity Common Stock into which the shares of the Merging Entity represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Merging Entity or its transfer agent of any such outstanding stock certificate will, until such certificate is surrendered for transfer or conversion or otherwise accounted for to the Surviving Entity or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Surviving Entity Common Stock.

ARTICLE 5

5.    Representations and Warranties of the Merging Entity.

5.1    Corporate Existence. The Merging Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2    Capacity. The Merging Entity has all corporate right, power and legal capacity to execute and deliver this Agreement and, subject to obtaining the Required Stockholder Approval (as defined in Section 8.1(a)), to perform its obligations hereunder.

5.3    Authority; Enforceability. The execution, delivery and performance by the Merging Entity of this Agreement and the consummation by the Merging Entity of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of the Merging Entity are necessary to approve the Merger or to consummate the transaction contemplated hereby (other than obtaining the Required Stockholder Approval and the filing with and acceptance for record by the SDAT of the Articles of Merger in accordance with the MGCL and the filing with the Delaware Secretary of the Certificate of Merger in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Merging Entity and, assuming the valid execution and delivery of the Agreement by the Surviving Entity, constitutes the legal, valid and binding obligation of the Merging Entity, enforceable against the Merging Entity in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws, now or hereafter in effect, affecting enforcement of creditors’ rights and remedies generally, and general principles of equity affecting the availability of specific performance or other equitable remedies.

5.4    Capitalization. As of the date hereof, the authorized stock of the Merging Entity consists of 200,000,000 shares of Merging Entity Common Stock and 10,000 shares of preferred stock, par value $0.001 per share (“Merging Entity Preferred Stock”). As of the close of business on September 27, 2019, 19,549,661 shares of Merging Entity Common Stock and no shares of Merging Entity Preferred Stock were issued and outstanding. No subscription, option, warrant, call, conversion right or commitment of any kind exists which obligates the Merging Entity to issue any equity securities or to grant any right to acquire such equity securities. The Merging Entity does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Merging Entity. All outstanding shares of stock of the Merging Entity are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

ARTICLE 6

6.    Representations and Warranties of the Surviving Entity.

6.1    Corporate Existence. The Surviving Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

6.2    Capacity. The Surviving Entity has all corporate right, power and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder.

6.3    Authority; Enforceability. The execution, delivery and performance by the Surviving Entity of this Agreement and the consummation by the Surviving Entity of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of the Surviving Entity are necessary to approve the Merger or to consummate the transaction contemplated hereby (other than the filing with and acceptance for record by the SDAT of the Surviving Entity Charter and the Articles of Merger in accordance with the MGCL and the filing with the Delaware Secretary of the Certificate of Merger in accordance the DGCL). This Agreement has been duly and validly executed and delivered by the Surviving Entity and, assuming the valid execution and delivery of the Agreement by the Merging Entity, constitutes the legal, valid and binding obligation of the Surviving Entity, enforceable against the Surviving Entity in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws, now or hereafter in effect, affecting enforcement of creditors’ rights and remedies generally, and general principles of equity affecting the availability of specific performance or other equitable remedies.

ARTICLE 7

7.    Additional Agreements.

7.1    Approvals and Filings. As promptly as practicable following the date of this Agreement, the Surviving Entity and the Merging Entity shall prepare and file all documentation (including a registration statement on Form N-14 and a proxy statement, as applicable) and seek approval from their respective stockholders (including, with respect to the Merging Entity, calling a special meeting of stockholders) to the extent required under their respective governing documents, the DGCL, the MGCL and applicable securities laws in connection with the Merger and the other transactions described in this Agreement.

7.2    Charter and Bylaws. The Surviving Entity shall take or cause to be taken such action as may be necessary to approve the Surviving Entity Charter and the Surviving Entity Bylaws and to file the Surviving Entity Charter with the SDAT prior to the Effective Time.

7.3    Directors and Officers. The Surviving Entity shall cause to be taken such action as may be necessary to increase the number of directors of the Surviving Entity to five and to elect the directors and officers of the Merging Entity immediately prior to the Effective Time as the directors and officers of the Surviving Entity as of the Effective Time.

ARTICLE 8

8.    Closing Conditions.

8.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    The Merger shall have been duly approved by the holders of a majority of the outstanding shares of Merging Entity Common Stock entitled to vote on the Merger (the “Required Stockholder Approval”) in accordance with applicable law.

(b)    No court or other governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, injunction, judgment or ruling (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Merger.

8.2    Conditions to the Obligation of the Merging Entity. The obligation of the Merging Entity to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of the Surviving Entity contained in this Agreement shall be true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(b)    The Surviving Entity shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

8.3    Conditions to the Obligation of the Surviving Entity. The obligation of the Surviving Entity to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of the Merging Entity contained in this Agreement shall be true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date).

(b)    The Merging Entity shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

ARTICLE 9

9.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of the Merger by the stockholders of the Merging Entity, by the mutual written consent of the Merging Entity and the Surviving Entity.

ARTICLE 10

10.    General Provisions.

10.1    Entire Agreement. This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

10.2    Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Merging Entity, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of the stockholders of the Merging Entity without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland and the State of Delaware without regard to its rules of conflict of laws.

10.4    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.5    Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

10.6    Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

10.7    Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

10.8    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

Crescent Capital BDC, INC.

By:	/s/ Jason A. Breaux

Jason A. Breaux
Chief Executive Officer

Crescent Reincorporation Sub, Inc.

By:	/s/ Jason A. Breaux

Jason A. Breaux
Chief Financial Officer

[Signature Page to Reincorporation Plan of Merger - Crescent Reincorporation Sub, Inc.]

EXHIBIT A

SURVIVING ENTITY CHARTER

CRESCENT REINCORPORATION SUB, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:    Crescent Reincorporation Sub, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:    The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

Christopher W. Pate, whose address is 750 East Pratt Street, Suite 900, Baltimore, Maryland 21202, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on September 10, 2019.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Crescent Capital BDC, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, conducting and carrying on the business of a business development company under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “1940 Act”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1    Number, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is five, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).

The directors (other than any director elected solely by holders of shares of one or more classes or series of stock of the Corporation established pursuant to Section 6.4 hereof) shall be classified into three classes, Class I, Class II and Class III. Directors in Class II shall serve for a term ending at the annual meeting of stockholders to be held in 2020, directors in Class III shall serve for a term ending at the annual meeting of stockholders to be held in 2021 and directors in Class I shall serve for a term ending at the annual meeting of stockholders to be held in 2022 and, in each such case, until their successors are duly elected and qualify or until their earlier death, resignation or removal. The number of directors in each class shall be as nearly equal in number as possible, as determined by the Board of Directors. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to serve for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify. The names of the directors who shall serve until their successors are duly elected and qualify are:1

Name	Class
George G. Strong, Jr.	I
John S. Bowman	II
Michael S. Segal	II
Steven F. Strandberg	III
Christopher G. Wright	III

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, subject to any requirements of the 1940 Act applicable to the Corporation and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined herein), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 5.2    Extraordinary Actions. Except as specifically provided in Section 5.6 (relating to removal of directors) and in Section 7.2 (relating to certain actions and certain

[1]	Current directors will need to increase the size of the Board from three to five directors and elect the five named individuals as directors effective upon their resignations.

amendments to the charter of the Corporation (the “Charter”)), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3    Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4    Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5    Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the

Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.6    Removal of Directors. Subject to the rights of holders of one or more classes or series of stock established pursuant to Section 6.4 hereof to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.7    Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 5.8    Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors or officers of the Corporation, including any director or officer who also serves as a director, officer or employee of any entity that provides investment advisory services to the Corporation or as a member of the investment committee of any such entity.

ARTICLE VI

STOCK

Section 6.1    Authorized Shares. The Corporation has authority to issue 200,010,000 shares of stock, consisting of 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 10,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $200,010. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2    Common Stock. Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3    Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

Section 6.4    Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5    Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account or stock ledger or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 6.6    Special Effective Date of Transfer. During the period beginning with the merger of Crescent Capital BDC, Inc., a Delaware corporation, with and into the Corporation (the “Reincorporation Merger”) and ending 365 days after the date of the listing of the Common Stock on a national securities exchange (the “Listing”), any transfer (whether by sale, gift, merger, operation of law or otherwise), exchange, assignment, pledge, hypothecation or other disposition or encumbrance (collectively, “Transfer”) of any shares of Common Stock acquired by a stockholder attendant to the Reincorporation Merger shall be prohibited, and therefore not effective, until the later of (a) the applicable Effective Date described in this Section 6.6 and (b) the date of such Transfer, unless (i) the Board of Directors provides prior written consent permitting an earlier Effective Date and (ii) the Transfer is made in accordance with applicable securities and other laws. The “Effective Date” shall mean 180 days after the date of the Listing for one-third of the shares of Common Stock acquired by a stockholder in the Reincorporation Merger, 270 days after the date of the Listing for an additional one-third of the shares of Common Stock acquired by a stockholder in the Reincorporation Merger and 365 days after the date of the Listing for the remaining one-third of the shares of Common Stock acquired by a stockholder in the Reincorporation Merger. The Board of Directors may impose certain conditions in connection with granting its consent to an earlier Effective Date and any such consent shall be granted in the sole discretion of the Board of Directors. Any purported Transfer of any shares of Common Stock effected on an earlier Effective Date in violation of this Section 6.6 shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records until the applicable Effective Date. The restrictions on Transfer in this Section 6.6 shall have no force or effect with regard to any shares of Common Stock acquired by a stockholder following the Reincorporation Merger from the Corporation or its subsidiaries.

Section 6.7    Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

AMENDMENTS; CERTAIN EXTRAORDINARY TRANSACTIONS

Section 7.1    Amendments Generally. The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

Section 7.2    Approval of Certain Extraordinary Actions and Charter Amendments.

(a)    Required Votes. The affirmative vote of stockholders entitled to cast at least 80% of the votes entitled to be cast on the matter, each voting as a separate class, shall be necessary to effect:

(i)    Any amendment to the Charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii)    The liquidation or dissolution of the Corporation and any amendment to the Charter to effect any such liquidation or dissolution; and

(iii)    Any amendment to Section 5.1, Section 5.2, Section 5.6, Section 7.1 or this Section 7.2; provided, however, that, if the Continuing Directors (as defined herein), by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the Board of Directors, approve such proposal or amendment, the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast shall be required to approve such matter.

(b)    Continuing Directors. “Continuing Directors” shall mean the directors identified in Article V, Section 5.1 and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then on the Board of Directors.

ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 8.1    Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 8.2    Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided herein shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Section 8.3    1940 Act. The provisions of this Article VIII shall be subject to the limitations of the 1940 Act applicable to the Corporation.

Section 8.4    Amendment or Repeal. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation or (ii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or the Bylaws, or (c) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

THIRD:    The amendment and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:    The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH:    The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH:    The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH:    The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 1,000, consisting of 1,000 shares of common stock, par value $0.001 per share. The aggregate par value of all shares of stock having par value was $1.

EIGHTH:    The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 200,010,000, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000 shares of preferred stock, par value $0.001 per share. The aggregate par value of all authorized shares of stock having par value is $200,010.

NINTH:    The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this          day of                     , 2019.

ATTEST:	CRESCENT REINCORPORATION SUB, INC.

Name: George P. Hawley Title: Secretary	By: (SEAL) Name: Jason A. Breaux Title: Chief Executive Officer and President

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